Exhibit (a)(5)(iii)

March 09, 2005

SAP Comments on its Offer for Retek

     WALLDORF, Germany — March 09, 2005 — SAP AG (NYSE: SAP) today issued a statement regarding SAP America’s offer for Retek Inc.

     As SAP offers superior interoperability with both Microsoft’s .NET and the Java programming environments through its own integration and application platform, SAP NetWeaver, SAP is in a better position to offer Retek and SAP customers a swift and painless path to the integration of these and other third-party applications. SAP believes that integration at the applications level — rather than at the database level — is what will drive competitive advantage for companies looking to align their IT infrastructure in order to respond swiftly to changes in the fast-moving retail market. Moreover, SAP is committed to openness to all databases in the market, not locking customers out of choices. SAP remains strongly committed to the retail industry.

     SAP continues to be the leading business applications vendor globally and in the U.S. and has consistently gained share against its peer group for over two years both globally and in the U.S.

     Regarding yesterday’s announcement by Oracle related to Retek, SAP has no further comment at this time.

STOCKHOLDERS OF RETEK ARE STRONGLY ENCOURAGED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY SAP AMERICA AND SAPPHIRE EXPANSION CORPORATION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors may obtain the Tender Offer Statement on Schedule

TO and any other documents filed with the SEC for free at the SEC’s website, www.sec.gov and at SAP’s website, www.sap.com. The Tender Offer Statement and related materials may also be obtained for free from Mellon Human Resources & Investor Solutions, the information agent for the offer, or from Credit Suisse First Boston LLC, the dealer-manager for the offer.

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About SAP
SAP is the world’s leading provider of business software solutions*. Today, more than 26,150 customers in over 120 countries run more than 88,700 installations of SAP® software—from distinct solutions addressing the needs of small and midsize businesses to enterprise-scale suite solutions for global organizations. Powered by the SAP NetWeaver™ platform to drive innovation and enable business change, mySAP™ Business Suite solutions are helping enterprises around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP industry solutions support the unique business processes of more than 25 industry segments, including high tech, retail, public sector and financial services. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software solutions as comprising enterprise resource planning and related software solutions such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.

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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Copyright © 2005 SAP AG. All rights reserved.
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